Exhibit 99.1

Media Contact:	Investor Relations Contact:
Kate Leeson	Carolyn Bass
Taleo Corporation	Market Street Partners
925-452-3659	415-445-3232
kleeson@taleo.com	carolyn@marketstreetpartners.com
For Immediate Release:
Taleo Announces Preliminary Results for the Second Quarter of 2006
Dublin, CA — July 19, 2006 – Taleo Corporation (Nasdaq: TLEO), the leading provider of on demand talent management solutions, today announced preliminary financial results for its second quarter, ended June 30, 2006.
Based on preliminary financial data, the company expects total revenue to be in the range of $23.2 million to $23.4 million, representing greater than 20% year-over-year revenue growth. Taleo added 113 new customers during the quarter, a record high in the company’s history. New customers included 18 new enterprise customers, compared with 12 enterprise customers in the prior quarter.
Despite topline outperformance, expenses were higher than previously estimated, due primarily to higher than projected professional fees and additional sales and marketing expenses. As a result, the company expects to report a GAAP loss per share of $0.10 to $0.12 (including the effects of FAS 123(R)) and non-GAAP diluted loss per share in the range of $0.01 to $0.03 compared to anticipated non-GAAP diluted earnings per share of $0.03 to $0.05. In the second quarter of 2005, the company incurred a GAAP loss per share of $14.45 and non-GAAP diluted loss per share of $0.01. For purposes of calculating the non-GAAP diluted earnings and loss per share figures, non-GAAP net income or non-GAAP net loss exclude amortization of acquired intangibles and stock compensation expense. These estimates are preliminary and differences may arise between these estimates and the final results as the Company and its auditors complete their review of the Company’s results of operations for the second quarter of 2006.
“During the quarter, aggregate professional fees came in well above prior estimates,” commented Divesh Sisodraker, chief financial officer, Taleo. “Separately, during May and June, Taleo held several sales and marketing events. While these events were extremely successful from a marketing, promotion, employee and partner training, and lead-generation perspective, the magnitude exceeded internal plan and resulted in additional expenses.”
“I am pleased with the momentum of our business during our second quarter, which was highlighted by strong revenue growth and a record number of new customer additions across all customer segments,” said Michael Gregoire, president and CEO, Taleo. “While revenues exceeded plan, we are disappointed that we were not able to manage expenses in a more controllable manner. As previously discussed, we are currently in the final stages of implementing a new financial reporting system which will go live next month. We believe that these new systems, combined with improved internal cost controls, will enable the company to improve financial controls, timeliness of reporting and forecasting capabilities going forward,” concluded Gregoire.
Taleo will report detailed second quarter 2006 financial results, and host a conference call for analysts and investors, in early August. A separate press release will be issued in the coming weeks with specific information regarding the date, time, dial in, webcast and replay information.
About Taleo Corporation
Taleo (Nasdaq: TLEO) delivers on demand talent management solutions that enable organizations of all sizes to assess, acquire, develop and align their workforce for improved business performance. Taleo’s customers use its suite of solutions to improve their talent management processes to reduce the time and costs associated with these processes and to enhance the quality, productivity and satisfaction of their workforces. Taleo currently has more than 630 corporate customers with approximately 588,000 registered users who use our services to fill positions in almost 100 countries. For more information visit www.taleo.com.
Forward-looking Statements
This release contains forward-looking statements, including statements regarding Taleo’s expectations concerning the Company’s reported financial results for the second quarter of 2006. Any forward-looking statements contained in this press release are based upon Taleo’s historical performance and its current plans, estimates and expectations and are not a representation that such plans, estimates, or expectations will be achieved. These forward-looking statements represent Taleo’s expectations as of the date of this press announcement. Subsequent events may cause these expectations to change, and Taleo disclaims any obligation to update the forward-looking statements in the future. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially, including potential discrepancies between managements’ initial estimates and the final results for the second quarter and adjustments that occur as the Company and its auditors complete their review of the Company’s results of operations for the second quarter of 2006. Further information on potential factors that could affect actual results is included in Item 1A of Taleo’s Annual Report on Form 10-K, as filed with the SEC on April 17, 2006, in Item 1A of Taleo Quarterly Report on Form 10-Q, as filed with the SEC on May 22, 2006, and in other reports filed by Taleo with the SEC.
Non-GAAP Financial Measures
Taleo has provided in this release financial information that has not been prepared in accordance with GAAP. This information includes non-GAAP diluted earnings and loss per share. Taleo uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Taleo’s ongoing operational performance. Taleo believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing its financial measures with other companies in Taleo’s industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial measures discussed above exclude the amortization of acquired intangibles and stock compensation expense.
Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure as detailed above. As previously mentioned, a reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release below.

Taleo Corporation
Reconciliation of GAAP Loss per Share to Non-GAAP Diluted Loss Per Share

	Three Months Ended June 30,
	2006
	Low	High
GAAP loss per share	$0.10	$0.12
Add back:
Share-based payments (SFAS 123R)	(0.08)	(0.08)
Amortization of acquired intangibles	(0.01)	(0.01)

	(0.09)	(0.09)

Non-GAAP diluted loss per share	$0.01	$0.03

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